Exhibit 10.21

eBay Inc.

TO:	William C. Cobb

FROM:	eBay Inc.

RE:	Supplemental Retention Bonus Plan
DATE:	April 14, 2002

eBay Inc. (the “Company”) is pleased to provide you with this Supplemental Retention Bonus Plan (the “Plan”) to encourage you to remain employed by the Company. Set forth below is the Plan, which supplements your existing retention bonus plan for 2001-2004 as set forth in your offer letter with the Company, dated November 22, 2000.

Under the Plan, you are eligible to earn a one-time bonus amount of $280,000 (the “Supplemental Bonus Amount”) on November 27, 2004 (the “Bonus Payment Date”), subject to the terms and conditions below.

The Supplemental Bonus Amount is subject to standard payroll deductions and withholdings. You must be employed by the Company on the Bonus Payment Date in order to earn and receive the Supplemental Bonus Amount. You understand that if your employment ceases prior to the Bonus Payment Date for any reason, you will not be eligible to receive the Supplemental Bonus Amount and that no pro rata portion of the Supplemental Bonus Amount can be earned.

EBAY INC.

By:	/s/ EILEEN NELSON	Date: April 14, 2002

Its:	Senior Vice President, Human Resources

Agreed and Accepted:

/s/ WILLIAM C. COBB		Date: April 14, 2002

WILLIAM C. COBB